DATED THIS 18th DAY OF JULY 2007

BETWEEN

TIAN AGRO-TECHNOLOGY LTD

AND

SEBUKU NUSANTARA INDONESIA PERKASA

JOINT-VENTURE & SHAREHOLDERS' AGREEMENT

CONTENTS

JOINT VENTURE & SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made the 18TH day of July 2007.

BETWEEN :-

(1) Tian Agro-Technology Ltd (TATL), a company incorporated in the British Virgin Island and having its principal business address at 7 Temasek Boulevard, #04-02, Suntec Tower One, Singapore 038987 and; ("**Party A**") of the first part;

(2) Sebuku Nusantara Indonesia Perkasa (SNIP), a company incorporated in Indonesia, having its address at Anggrek Complex, Tower 5, 27/F6, Suit 27-D, Jalan Let Jen S Parman, KAV 21, Silipi-Jakarta 11470, Indonesia (hereinafter) referred to as ("**Party B**"), a company of the second part;

WHEREAS :-

(A) The Parties have agreed to extend and continue with the agreement signed by both Parties on 15th day of October 2006. The signed Agreement is attached for reference.

(B) The Parties have agreed in this Agreement to set the terms and conditions of the issue for shares in the Company and to regulate their relationship with each other as shareholders of the Company in the spirit of mutual confidence and cooperation and subject to and in accordance with the terms and conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows :-

1. DEFINITIONS AND INTERPRETATION

1.1 This Agreement sets out the terms and conditions under which the Parties will subscribe for share in the Company and records each Party's role and responsibilities and other arrangements agreed between the Parties in relation to their participation in the Company.

1.2 In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:-

"Board" means the Board of Directors of the Company.

"United State Dollars" and the sign **"USD"** means the lawful currency of the United States of America.

"Business" means the business of the Company referred to in Clause 5.

"Business Day" means a day other than Saturdays, Sundays and public holidays, on which banks in Singapore are open for business.

"Chairman" means the Chairman of the Board for the time being.

"Company" means TBEL, a private company limited by shares incorporated in BVI under the BVI Business Companies Act, 2004.

"Director" means any director of the Company, including where applicable, any alternate director.

"Memorandum and Articles of Association" means the Memorandum and Articles of Association of the Company in the form set out in Appendix A hereto.

"Parties" means Party A and Party B, and **"Party"** means either one of them, as the case may be.

"the Plantation" means the Jatropha Plantation, including nursery and ancillary operations necessary for successful operation of plantation, to be developed, constructed and operated by the Company pursuant to the joint venture constituted by this Agreement.

"Ringgit" and the sign **"MR"** means the lawful currency of Malaysia.

"Shareholders" means individuals as cited in Party A and Party B and any other person to whom Shares may be properly transferred pursuant to the provisions of this Agreement, and **"Shareholder"** means any one of them, as the case may be.

"Shares" means the ordinary shares of USD1.00 each in the capital of the Company.

1.3 References to Recitals, Clauses and Appendices are to the recitals and clauses of, and appendices to, this Agreement.

1.4 Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applied or is capable of applying to any transactions entered into prior to issuance of Shares pursuant to Clause 4 and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

1.5 Words denoting the singular number only shall include the plural number and vice versa.

1.6 Words denoting the masculine gender only shall include the feminine and neuter genders.

1.7 References to persons shall be deemed to include bodies incorporate and un-incorporate.

1.8 The Recitals of, and Appendices to, to this Agreement shall be and form an integral part of this Agreement.

1.9 Headings in this Agreement are for convenient reference only and shall not be used to construe or interpret this Agreement.

1.10 Terms and expressions used in this Agreement but not expressly defined herein shall, unless otherwise stated, bear the respective meanings ascribed thereto in the BVI Business Companies Act 2004.

2. REPRESENTATIONS AND WARRANTIES

2.1 Party A warrants to and for the benefit of Party B that:-

2.1.1 Status: it is a company duly incorporated and existing under the laws of the place of its incorporation and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct and there is no winding up petition (or other similar or analogous proceedings) threatened pending or presented against it whether at the place of its incorporation or elsewhere and there is no court or other proceeding pending or threatened against it nor any of its subsidiary or other related company or officer which would negatively affect its perform of its obligations under this Agreement;

2.1.2 Authorisations and Consents: all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to (a) enable them lawfully to enter into, exercise their rights and perform and comply with their obligations under this Agreement; and (b) ensure that these obligations are legally binding and enforceable have been taken, fulfilled and done;

2.1.3 Business and Intellectual Rights and Know-how: individually or/and collectively, Party A are involved in the business and have the Intellectual Property Rights and know-how of eucalyptus propagation, developing, constructing and operating a eucalyptus growing nursery, warrants that they have the rights and are willing to setup and formalise the Joint Venture Company in Indonesia with Party B;

2.1.4 Non-violation of Laws: their entry into, exercise of its rights and/or perform of or compliance with their obligations under this Agreement do not and will not violate any law to which they are subject.

2.2 Party B warrants to and for the benefit of Party A that:-

2.2.1 Status: it is a company duly incorporated and existing under the laws of the place of its incorporation and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct and there is no winding up petition (or other similar or analogous proceedings) threatened pending or presented against it whether at the place of its incorporation or elsewhere and there is no court or other proceeding pending or threatened against it nor any of its subsidiary or other related company or officer which would negatively affect its perform of its obligations under this Agreement;

2.2.3 Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations under, this Agreement;

2.2.4 Authorisations and Consents: all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to (a) enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and (b) ensure that these obligations are legally binding and enforceable have been taken, fulfilled and done; and

2.2.5 Non-violation of Laws: its entry into, exercise of its rights and/or perform of or compliance with its obligations under this Agreement do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by (a) any law to which it is subject; or (b) any provision of its Memorandum and Articles of Association or other constitutional documents.

3. AGREEMENT TO JOINT VENTURE

3.1 The Parties hereby agree to joint venture and participate as shareholders in the Company for the purpose of carrying on the Business as defined in clause 5 and shall be issued shares of the Company in accordance with the terms hereinafter appearing.

3.2 Party A agree to provide the knowledge of Commercial eucalyptus Business and Operations and financial consideration for the purposes of registering the Joint Venture Company in Indonesia with in 90 days and the issue of Shares to the Party B shall forthwith upon the execution of Agreement procure that an extraordinary general meeting of the Company shall be held on short notice at which special resolutions shall be passed for:-

3.2.1 the authorised share capital of (JV Co.) to be USD 1,000.00 with ordinary shares of USD1.00 each; and to be increase at a later stage as deem fit by both Parties.

3.2.3 The paid up share capital will be executed within the 90 days time from the date of this agreement.

3.2.4 The Parties have agreed to execute this Joint Venture agreement as per Schedule A.

3.3 The preliminary costs and expenses incurred in connection with the incorporation [and start-up operations] of the Company shall be borne by the Company and the Parties shall procure that the Company shall reimburse the Parties for such costs and expenses as soon as practicable after the execution hereof.

3.4 The Parties further agree that they shall regulate their relationship with each other as shareholders of the Company in the spirit of mutual confidence and cooperation and subject to and in accordance with the terms and conditions hereinafter contained.

4. ISSUANCE OF SHARES and FINANCIAL CONSIDERATION

4.1 Forthwith upon the execution of Agreement, the Parties shall be granted the following number of Shares for cash at par in JV Co., resulting in the Parties holding Shares representing such percentage of the total issued share capital of the Company as set out below.

Party	**No. of Shares to be issued**	**Resultant No. of Shares**	**Resultant % in the issued share capital**
Party A	510	510	51 %
Party B	490	490	49%

4.2 Upon the provisions of Clause 4.1 being given effect to, each of the Parties shall exercise its respective powers for the time being in the Company and take such other steps as for the time being lie within its powers to procure that the Company will not issue any unissued Shares without first offering to each of the Parties, which is for the time being a Shareholder, the Shares to be issued in the proportion (as nearly as circumstances permit) to the respective shareholdings of the Parties for the time being in the capital of the Company.

5. BUSINESS OF THE COMPANY

Notwithstanding the Memorandum of Association, the Company shall unless and until the Parties otherwise agree be in the business of developing, constructing, operating and growing eucalyptus in the 20,583.36 Ha of land in Indonesia as stated in the agreement signed on 15th October 2006. ("**the Business**").

6. SHAREHOLDERS' MEETINGS

6.1 No business of the Company shall be transacted at any general meeting of the Company ("**General Meeting**") unless a quorum is present. All General Meetings shall be held in Singapore or elsewhere as may from time to time be agreed to by the Shareholders.

7. BOARD OF DIRECTORS

7.1 Unless otherwise agreed, during the currency of this Agreement the number of Directors shall be three (3). Party A shall be entitled to appoint two numbers of Director to the Board as set out in Clause 7.2 or such other number as the Parties may mutually agree PROVIDED ALWAYS THAT the composition of the Board shall at all times proportionately reflect (as nearly as possible) the respective proportionate shareholdings of the Parties in the capital of the Company.

7.2 The Board shall consist of :-

7.2.1 two (2) persons to be appointed by Party A as Director;
7.2.2 one (1) person to be appointed by Party B as Director; and

7.3 The right of appointment conferred on a Party under Clause 7.2 shall include the right by that Party to remove at any time from office such person appointed by that Party as a Director and to replace such person, and the right of that Party at any time and from time to time to determine the period which such person shall hold the office of Director.

7.4 Whenever for any reason a person ceases to be a Director, the Party which had appointed him or would be entitled to appoint him under this Clause 7 shall appoint forthwith a further person as Director in substitution therefore.

7.5 Any exercise by any Party of the power of appointment or removal conferred on it pursuant to the above provisions shall be by notice in writing and shall be served upon the other Party to this Agreement together with a completed form of shareholders' resolution in writing signed by the Party giving the notice (and each of its nominees) which the Party receiving it shall then immediately sign and deliver to the registered office of the Company marked for the attention of the Secretary of the Company. Any such exercise of these powers of appointment and removal shall take effect when the written notice is so delivered to the registered office of the Company.

7.6 If either the Party to whom the shareholders' resolution referred to in Clause 7.5 is sent or any of its nominees shall delay signing the same and/or delivering it to the registered office of the Company for more than 5 Business Days from its receipt of the shareholders' resolution, each such Party (on behalf of itself and (as it warrants and represents) as a duly authorised agent of each of such nominees) irrevocably:-

7.6.1 appoints the first Party to sign a further copy of the said shareholders' resolution on behalf of itself and each of such nominees and

7.6.2 authorises the first Party to deliver the same to the registered office of the Company marked for the attention of the Secretary of the Company.

7.7 A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person. Such alternate Director shall be entitled while holding office as such to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise and carry out all the powers, rights, duties and authorities and to perform all the functions of his appointed as the Director appointing him, except the power to appoint an alternate Director. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any meeting of the Board and if such alternate Director represents more than one Director such alternate Director shall be entitled to one vote for every Director he represents.

7.8 The Chairman shall be appointed by the Board from one of their numbers who shall preside over the meetings of the Board and all General Meetings. In the case of an equality of votes, the Chairman shall not have a second or casting vote at a meeting of the Board and at all General Meetings. If a Chairman shall during his term of such office for any reason cease to be a Director or be removed from the office of Chairman or have his appointment as Chairman otherwise terminated, the Board shall appoint forthwith his substitute.

7.9 Unless otherwise agreed to by all the Directors, at least 3 Business Days' prior written notice shall be given for all meetings of the Board and all adjournments thereof. No business shall be transacted at any meeting of the Board unless a quorum of at least three Directors is present in person.

7.10 If, within half an hour of the time appointed for the holding of a meeting of the Board, the quorum specified above is not present, the meeting shall stand adjourned to the 7th Business Day thereafter (or such other date as may be mutually agreed by the Parties) at the same time and place and if, at such adjourned meeting, a quorum shall not be present, the meeting shall similarly stand adjourned.

7.11 It is hereby agreed that Board meetings may be held by the contemporaneous linking together by telephone of the Directors and all such Directors linked by telephone shall be deemed to have attended the relevant meeting and form part of the quorum.

7.12 A resolution to be carried by the Board must be approved by a simple majority of the votes cast. A resolution signed by all the Directors for the time being shall be valid and effectual as if it has been a resolution passed at a meeting of the Board duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors. For the purpose of this Clause, "in writing" and "signed" include approval by telex, facsimile, cable and telegram.

8. MANAGEMENT OF THE COMPANY

8.1 Subject to Clause 9, the Company shall be managed by the Board, but the day to day administration and/or management of the Company may be vested in a committee of Directors appointed by the Board which shall at all times be responsible and subject to the control of the Board.

8.2 The Parties shall at all times respectively endeavour to the best of their ability to promote the Business and each of them hereby undertakes to the other that it will use its best endeavours to provide such technical and financial assistance as shall be necessary to the Company to maintain, improve and extend the Business.

8.3 The Company shall at all times operate as an independent and separate legal entity.

9. RESPONSIBILITIES OF THE PARTIES

9.1 Party B shall be generally responsible for ensuring the liaising with the relevant authorities, In particular, Party B shall:-

9.1.1 to ensure maximum returns to the Shareholders;

9.1.2 assist the Company to obtain all relevant governmental approvals and all necessary licences from time to time required by the Company to develop, construct and operate the Plantation and carry on the Business;

9.1.3 assist the Company in the recruitment of employees and provide human resource management services;

9.1.4 assist the Company in marketing the services and/or products of the Company provided that the Parties shall procure the Company to reimburse all reasonable costs and expenses incurred by Party A in doing the aforesaid; and

9.1.5 assist the Company to obtain raw material for the ongoing operations of the Plantation.

9.2 Party A shall be generally responsible for the provision of technology and technical and engineering assistance to enable the Company to develop, construct and operate the Plantation, including all necessary technical specifications for the Plantation and relevant engineering services. In particular, Party A shall:-

9.2.1 provide all necessary technical and engineering support and be responsible for the successful completion, commissioning and operation of the Business in a timely and efficient manner;

9.3 The Parties hereto shall use their best endeavours to conclude and finalise the terms and conditions of and cause and procure the Company to enter into the Joint Venture Agreements to meet objectives as defined by the Management.

10. SALE OF SHARES TO THIRD PARTY

10.1 Provided that none of the Parties shall sell any of their Shares within a period of three (3) years from the date hereof, where a Shareholder desires to sell its Shares, the following provisions shall apply:

10.1.1 In the event that a Shareholder ("**Offeror**") wishes to sell, transfer or otherwise dispose of its ownership of any Shares in the Company, it shall first make an offer in writing to sell its Shares to the other Shareholders ("**Offerees**") in proportion to their respective shareholding for the time being in the Company. In the event any of the Offeree(s) decline the offer whether in whole or in part, the Shares so declined by such Offeree(s) shall then be offered to the other Offeree(s) in proportion to the respective shareholding proportion for the time being in the Company between those other Offeree(s). These provisions shall apply whether the offer relates to all or part of the Offeror's Shares.

10.1.2 Every such offer shall state the number of Shares being offered for sale and the sale price therefore fixed by the Offeror as being the fair market value for such Shares. The offer shall remain open for sixty (60) days from the date when the offer was made.

10.1.3 If before the expiry of the period of offer the Offeree(s) accepts the offer (such acceptance shall be in writing to the Offeror) the Offeror shall sell and the Offeree(s) shall purchase the Shares comprised in the offer, whether as to all or part, free from all encumbrances at the price offered. Such sale and purchase shall be completed at the registered office of the Company upon the expiration of fourteen (14) days following such acceptance.

10.1.4 If the Offeree(s) shall desire to purchase some or all of the Shares comprised in the offer but shall not agree to the sale price and shall before the expiry of the offer period fixed in Clause 10.1.2 above serve a notice in writing upon the Offeror of his desire, an independent valuer (acting as an expert and not an arbitrator) shall be appointed by the auditors of the Company to determine and certify what in their opinion is the fair market value for the Shares in accordance with the book value and earning capacity of the Shares. All expenses, costs and charges incurred thereto shall be borne by the Offeree.

10.1.5 If before the expiry of sixty (60) days from issuance of the certificate of fair market value by the said valuer the Offeree(s) by notice in writing to the Offeror accepts the offer whether as to all or part of the Shares offered for sale the provisions of Clause 10.1.3 shall apply.

For avoidance of any doubt, should any of the Offeree(s) serve a notice as provided under Clause 10.1.4, the terms of the offer as provided under this Clause and the fair market value as determined under Clause 10.1.4 shall also apply to the Offeree(s) who did not serve such a notice.

10.1.6 If such offer or part thereof lapses by effusion of time or is not accepted by the Offeree(s) within the above stipulated period the Offeror shall thereafter be at liberty to sell within forty five (45) days to any other person or persons ("**the Proposed Transferee**") the unsold Shares at a price which equals or exceeds the price fixed in accordance with Clause 10.1.2 or Clause 10.1.4 as the case may be, Provided That, in such sale as being made to the Proposed Transferee, the Offeror shall prior to the completion of the sale deliver to the Company a written undertaking from the Proposed Transferee that it shall be bound as if it were a party hereto, by all the terms and conditions in this Agreement contained as may be applicable with undertaking all of the liabilities incurred by the Offeror under this Agreement or through the transactions in relation to the business of the Company prior to the completion of the sale, and agrees to enter into a deed of adherence accordingly in a form and substance acceptable to the other Shareholders.

10.1.7 In the event the Offeree(s) who accepted the offer is prohibited from acquiring the Shares either in whole or in part, due to government or any other regulations in force, then, (a) such Offeree(s) shall be entitled to have the Shares purchased by any third party as nominated by it; and (b) until the purchase by the third party according to (a) above or by such Offeree(s), the Offeror shall hold or the Shares, together with all proceeds and rights therefrom, in the trust and for the benefit of such Offeree(s).

10.2 The restrictions contained in Clause 11.1 shall not apply in any of the following circumstances:

10.2.1 Where and insofar as the Offerees consent in writing to the provisions of this Clause 10 being waived in whole or in part in any particular case; and

10.2.2 Where a transfer of Shares is made by a Party with the prior written consent of the other Shareholders.

10.3 No Shareholder (**"the transferor"**) shall transfer any Shares into joint names nor shall they transfer any Shares unless the transferee shall have first entered into a legally binding agreement with the other Shareholders in such form and substance as shall be required by the other Shareholders for the transferee to observe and perform the like obligations, rights and liabilities as are hereby imposed on the transferor in this Agreement, including all of the liabilities incurred by the transferor under this Agreement or through the transactions in relation to the business of the Company prior to the completion of the transfer.

10.4 Without prejudice to the generality of the foregoing, each Shareholder shall have the right to disapprove the sale, assignment, transfer or other disposition of Shares (including by way of merger or take over or any other form of enforced disposition) by any other Shareholder to any third party for good and sufficient cause and each Shareholder shall not sell, assign, transfer or otherwise dispose of any of its Shares. Such good and sufficient cause shall include but shall not be limited to the following:

10.4.1 where the Shareholder is of the view that the third party does not have sufficient financial standing to be able to guarantee on its own, if necessary, the proportionate amount of the outstanding guaranteed debts, if any, of the Company; and

10.4.2 such third party shall otherwise be engaged in a business or activity which in the opinion of the other Shareholders would conflict with or otherwise adversely affect the business of the Company as hereby contemplated.

10.5 The Parties shall exercise their respective powers for the time being in the Company to procure the Directors appointed by each of them to approve any transfer of Shares affected in accordance with this Clause 10.

11. FINANCE

11.1 The Parties agree that the bank accounts of the Company shall be operated by the Management appointed Managing Director/ Chief Executive Officer and Chief Financial Officer.

12. FORCE MAJEURE AND CONDITIONAL EVENTS

In the event that either Party shall be rendered unable to carry out the whole or any part of its obligations under this Agreement for any reason beyond the control of that Party, including but not limited to decrees or restrains by governmental authorities, acts of God, force majeure, breakout of disease, strikes, war, riot and any other causes of such nature, then the performance of the obligations hereunder of that Party or all Parties, as the case may be and as they are affected by such cause, shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied with all reasonable despatch.

13. RELEASE AND INDULGENCE

13.1 Any liability of any Party to the other Parties hereunder may in whole or in part be released, compounded or compromised by time or indulgence given by the other Parties in their absolute discretion without in any way prejudicing or affecting their rights against that Party.

13.2 No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other or further exercise of any other right or power hereunder.

14. SECRECY

14.1 The Parties undertake that they shall keep strictly secret and confidential all information of a proprietary nature relating to the operations of the Company.

14.2 Each of the Parties covenants with the other that it shall maintain strict confidence and secrecy of all information of a proprietary nature it shall receive, directly or otherwise, pursuant to this Agreement save and except for such disclosure as is required to be made pursuant to law.

14.3 The obligations of this Clause shall endure even after the termination of this Agreement, without limit in point of time except for and until any confidential information shall enter the public domain.

15. NOTICES

15.1 Subject as otherwise provided in this Agreement, all notices, demands and other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or by facsimile message addressed to the intended recipient thereof at its address or its facsimile number set out below (or to such other address or facsimile number as any party may from time to time notify the others for the purpose of this Clause).

15.2 Any notice, demand or communication shall be deemed to have been duly served :-

15.2.1 if delivered personally, on the day of delivery;

15.2.2 if sent by facsimile, on the day of the conclusion of transmission; and

15.2.3 if sent by letter, 5 Business Days after posting, and in proving the same it shall be sufficient to show that the envelope containing the notice, demand or communication was duly addressed, stamped and posted.

16. NO ASSIGNMENT

Subject to the provisions of Clause 10, neither of the Parties shall transfer or assign all or any of its rights obligations or benefits hereunder to any third party except to their respective successors in title, heirs, estate, personal representatives or permitted assigns provided however that any such successor in title shall be acceptable to the remaining Party and shall first have agreed in writing to assume and be bound by this Agreement in place of its predecessor.

17. COSTS

The legal and other costs and expenses incurred in connection with this Agreement and the subscription of the Shares hereunder will be part of the JV Co. cost.

18. ENTIRE AGREEMENT & MODIFICATIONS

18.1 This Agreement and the agreements referred to herein embodies all the terms and conditions agreed upon amongst the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings amongst the Parties with respect to the subject matter hereof whether such be written or oral.

18.2 This Agreement shall not be altered, changed, supplemented or amended except by written instruments signed by the Parties.

19. PARTIES NOT PARTNERS

Nothing in this Agreement shall constitute a partnership among the Parties nor constitute one Party the general agent of the other and vice versa.

20. PREVALENCE OF AGREEMENT

This Agreement shall prevail over the Memorandum and Articles of Association for the time being of the Company to the extent of any inconsistency that may arise between this Agreement and the Memorandum and Articles of Association. In the event of any inconsistency arising, the Parties shall forthwith cause such necessary alterations to be made to the Articles of Association as are required to resolve such inconsistency.

21. **ARBITRATION & GOVERNING LAW**

Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("**SIAC**"), which rules are deemed to be incorporated by reference into this Clause. The tribunal shall consist of three (3) arbitrators to be appointed by the Chairman of the SIAC. The governing law of this contract shall be the substantive law of Malaysia. The language of the arbitration shall be English.

22. **DURATION**

This Agreement shall remain in force between the Parties for one year or so long as the Parties continue to hold Shares.

IN WITNESS WHEREOF the Parties have hereunto set their respective hands the day and year first above written.

PARTY A
SIGNED BY)
Mr. PAW YEW HOCK)
For and on behalf of)
Tian Argo-Technology Ltd)

TIAN AGRO-TECHNOLOGY LTD

Witnessed by James Koh)

PARTY B
SIGNED BY)
Mr. DATU AJNU MELLYON)
For and on behalf of)
Sebuku Nusantara Indonesia Perkasa)

PT SEBUKU NUSANTARA INDONESIA PERKASA
SNIP

Witnessed by Chew Chia Jian) Chew Chia Jian

SCHEDULE A

DATE	ACTION
AUGUST	
1ST WEEK	REGISTRATION OF JV CO. IN INDONESIA
3RD WEEK	EXECUTION OF PAID UP SHARE CAPITAL
4TH WEEK	TRANSFER OF LAND TITLES AND RIGHTS TO THE JV COMPANY
SEPTEMBER	ARRANGE FOR PROJECT FUNDING IN CAPITAL MARKET
NOVEMBER	BEGIN OPERATION OF THE PLANTATIONS

THIS AGREEMENT is made this 15th day of October 2006

BETWEEN

TIAN AGRO-TECHNOLOGY LTD , a company incorporated in the British Virgin Island having its business address at 50 Collyer Quay #01-02 Overseas Union House, Singapore 049321 (hereinafter referred to as the "PARTY A");

AND

SEBUKU NUSANTARA INDONESIA PERKASA, a company Incorporated in Indonesia, having its address at Anggrek Complex, Tower 5, 27/F6, Suit 27-D, Jalan Let Jen S Parman, KAV 21, Slipi-Jakarta 11470, Indonesia (hereinafter referred to as the "PARTY B");

(hereinafter referred to as the "Party" individually or "Parties" collectively)

WHEREAS

A. PARTY A has rights and ability to supply a certain specie of eucalyptus (hereinafter the "Specie") and implement know-how and expertise that would enhance the growth and improve the overall quality of the said specie.

B. PARTY A warrants that the Specie would have the growth rate and qualities (collectively the "Qualities") as set out in **Appendix B**.

C. PARTY B intends to form a joint-venture company with PARTY A to plant the Specie in the three different plots of lands in West Kalimantan owned by PARTY B. The size of the plots is as follow:

1) Location I	- Approximately 13,583.36 Ha
2) Location II	- Approximately 3,000.00 Ha
3) Location III	- Approximately 4,000.00 Ha
Total	Approximately 20,583.36 Ha

All the 3 plots of land will be transferred into the joint venture company free of encumbrances.

TIAN AGRO-TECHNOLOGY LTD

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein set forth, and other good and lawful consideration, the receipt and sufficiency of which is hereby acknowledged, **THE PARTIES** hereto intending to be legally bound, **HEREBY AGREE** as follows:

1. CONSIDERATION

1.1 In consideration of the terms and conditions stipulated in clause 2 below, PARTY A shall have 51% shares and Party B have 49% shares of the joint venture company.

2. TERMS AND CONDITIONS

2.1 PARTY A shall inject working capital into joint venture company to clear the forestry for the Eucalyptus plantation within six months from the date of this Agreement.

2.2 PARTY A shall supply and provide all the saplings, Fundamental and Mixed Fertilizers as required and the technical know-how to grow the Specie for the stipulated three plots of land. In addition, PARTY A shall

a. Render all relevant and necessary advice to joint venture company for the setting up and management of a eucalyptus plantation, and the cultivation of the Saplings so as to achieve the Qualities;

b. Construct, operate and maintain on the Land, a saplings cultivation plant, saplings storage plant, fertilizers processing laboratory; and

c. Locate a team of experts and technicians in the Specie and relevant fertilizers on site so as to achieve the foregoing obligations.

2.3 PARTY A shall ensure that the growth of the Specie shall be monitored closely and the size and height of the trees are in accordance with Appendix A.

3 CONFIDENTIALITY

3.1 Both Parties shall at all times :

a. Keep all Confidential Information confidential and accordingly not to disclose such information to any other person; and

TIAN AGRO-TECHNOLOGY LTD

b. Not use any Confidential Information for any purpose other than for the purposes of this Agreement,

Unless required by law or an order of a court of competent jurisdiction to disclose the same, or that such information has become public knowledge through no fault of any parties.

4 DURATION, BREACH & TERMINATION

4.1 This Agreement shall come into force on the date of this Agreement.

4.2 Either party shall be entitled to terminate this agreement immediately if any of the terms and conditions of this Agreement is breached.

4.3 Either party shall be entitled forthwith to terminate this agreement by written notice to the other if that other party commits any breach of any of the provisions of this agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied.

4.4 For the purposes of clause 4.3, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

4.5 Any waiver by either party of a breach of any provision of this agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision of this agreement.

4.6 The rights to terminate this agreement given by this clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

5. FORCE MAJEURE

Neither party shall not be liable to the other party .Buyer or be deemed to be in breach of this Agreement by reason of any delay in performing, or any failure to perform, any of their obligations herein, if the delay or failure was due to any cause beyond the party's reasonable control. Without prejudice to the generality of the foregoing, the following shall be regarded as causes beyond one's reasonable control; Act of God, explosion, flood, tempest, fire or accident; war or threat of war, sabotage, insurrection, terrorism, civil disturbance or requisition; acts, restrictions, regulations, bye-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary or local authority; import or export regulations or embargoes; strikes, lock-outs or other industrial actions or

TIAN AGRO-TECHNOLOGY LTD

trade disputes (whether involving employees of Supplier or of a third party); difficulties in obtaining raw materials, labour, fuel, parts or machinery; or power failure or breakdown in machinery.

6 APPLICABLE LAW & DISPUTES

6.1 This Agreement is governed by the laws of Indonesia.

6.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Indonesia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

PARTY A)
Signed, Sealed and Delivered by)
)
For and on behalf of)
TIAN AGRO-TECHNOLOGY LTD)
)
Witness by)

TIAN AGRO-TECHNOLOGY LTD

PARTY B)
Signed, Sealed and Delivered by)
)
for and on behalf of)
SEBUKU NUSANTARA INDONESIA PERKASA)
)
Witness by)

CHEW CHIA JIN

SEBUKU NUSANTARA INDONESIA PERKASA

Authorised Signature

APPENDIX A

Description of Sapling and Specie

E. urophylla x E. grandis (TAT-01)

Description of Fertilizers

Micro Ecosystem Energy ("MEE").

Basic and Mixed Fertilizers with MEE is a key contributing factor to the growth rate and qualities of eucalypt.

The time and quantity to be administered shall be in strict accordance with the schedule prepared by Chief Technician of Supplier on site in the Fertilizer Processing Plant.

APPENDIX B

WARRANTIES

Growth Rate of Specie

Specie	Age (yr)	Height (m)	Volume (m3 / ha)
E. urophylla x E. grandis (TAT-01)	4.5	15	150

The growth rate indicated above is an approximate figure given based on current growth conditions of eucalyptus trees in Qingyuan City, Guandong Province, People Republic of China.